Exhibit 99.1

	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations:
Erica Pettit
Press:
Evan Goetz/Melissa Merrill
FD
FOR IMMEDIATE RELEASE		212-850-5600

JARDEN CORPORATION ACQUIRES PURE FISHING, INC.

Leading Recreational Fishing Company to Join

The Coleman Company as Part of Jarden’s Outdoor Solutions Segment

Rye, New York – April 10, 2007 – Jarden Corporation (NYSE: JAH) today announced the acquisition of Pure Fishing, Inc., a leading global provider of fishing tackle, lures, rods and reels marketed under well known fishing brands including Abu Garcia®, Berkley®, Mitchell®, Stren®, Trilene® and Gulp®. Pure Fishing had 2006 revenue in excess of $250 million. Detailed terms of the transaction were not disclosed, but the purchase price consisted of $300 million in cash, $100 million five year note with a 2% coupon and warrants exercisable into Jarden common stock with a strike price of $45.32. In addition to the upfront purchase price, a contingent purchase price payment based on the future financial performance of the acquired business may be paid. With double digit EBITDA margins, the Pure Fishing acquisition is consistent with the company’s stated strategy of purchasing leading, niche consumer-oriented brands with attractive cash flows and strong management. Pure Fishing will be joining The Coleman Company, Inc. as part of the company’s Outdoor Solutions segment and is an accretive acquisition before synergies.

Commenting on the transaction, Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation, said, “Pure Fishing is an excellent fit for Jarden and our Outdoor Solutions segment. We believe there are significant opportunities for future growth in the recreational fishing category, as well as cross-selling, channel expansion and geographical expansion opportunities with both our Coleman® and Campingaz® brands. As an established leader and an innovator in the specialty, sporting goods and mass channels for a number of decades, we believe Pure Fishing is well positioned to continue its growth and strong financial performance under Jarden and we welcome the entire Pure Fishing team to our company.”

Gary A. Kiedaisch, President of Jarden Outdoor Solutions commented, “The strength of Pure Fishing’s brands in combination with Coleman’s vast product line provides us with an exceptional platform for the future growth of our Outdoor Solutions business. Leveraging the strengths of the Jarden, Coleman and Pure Fishing domestic and international operations will help us drive top line growth, expand new product and brand offerings, while creating synergies and a greater level of innovation, responsiveness and service to retailers and consumers.”

Tom Bedell, the chairman and member of the founding family of Pure Fishing said, “We are proud of the business that we have built and believe that Jarden is the right company to take the

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business to the next level. Jarden’s expertise in growing leading brands and access to capital will build upon the expertise and innovation we have at Pure Fishing. We also are extremely proud to partner with Coleman under the banner of Jarden Outdoor Solutions.”

Mr. Franklin concluded, “We strategically raised capital in the fourth quarter of 2006 and opportunistically did so again earlier this year. With this transaction we are beginning to put the capital raised to good use as we continue to look for opportunities to increase shareholder value. We look forward to discussing our first quarter results with investors later this month and discussing the transaction in more detail at that time.”

About The Coleman Company, Inc.

The Coleman Company, Inc. is an international leader in the innovation and marketing of outdoor products, including its legendary lanterns, as well as stoves, tents, sleeping bags, backpacks, coolers, furniture and grills. Its products are sold and used all over the world. Coleman embraces its leadership role as an advocate for the outdoors, contributing to outdoor causes and inspiring people to get outside. Additional information on the business can be found at www.coleman.com.

About Pure Fishing, Inc.

Pure Fishing, Inc. is a global fishing consumer products company offering anglers everywhere the fishing products they need to catch the fish they pursue. With operations in 19 countries and a dedicated workforce conversant in 28 languages, Pure Fishing, through its portfolio of leading tackle brands including , Abu Garcia®, Berkley®, Fenwick®, Gulp®, Mitchell®, SevenStrand®, Spiderwire®, Stren® and Trilene® products, is committed to the sport of fishing. Additional information on the business can be found at www.purefishing.com.

About Jarden Corporation

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, JavaLog®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz®, Coleman®, Fenwick®, Gulp®, Mitchell®, Stren® and Trilene®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, securities offerings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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